 EX 10.1

MASTER LOAN AGREEMENT

THIS MASTER LOAN AGREEMENT is made and entered into as of this 30th day of June, 2011, by and between M-TRON INDUSTRIES, INC., a Delaware corporation and PIEZO TECHNOLOGY, INC., a Florida corporation, jointly and severally (collectively, the “Borrower”), whose mailing address for purpose of notice is c/o The LGL Group, Inc., 2525 Shader Road, Orlando, Florida 32804, Attention: R. LaDuane Clifton, CPA, and J.P. MORGAN CHASE BANK, N.A. (the “Bank”), whose mailing address for purposes of notice is 420 South Orange Avenue, CNL Center II, 2nd Floor, Orlando, Florida  32801.

W I T N E S S E T H:

WHEREAS, Borrower desires to finance the acquisition of certain assets and fund certain operating expenses through advances made under credit facilities subject to the terms and conditions set forth herein including (i) a revolving  line of credit in the amount of $4,000,000.00; (ii) commercial line of credit in the amount of $2,000,000.00; and (iii) term loan in the amount of $536,192.17 (collectively, the “Loan”); and

WHEREAS, Borrower has requested Bank, and Bank has agreed, to extend the Loan; and

WHEREAS, Bank has agreed to make the Loan to Borrower, subject to the terms and conditions set forth herein and in the other documents executed on this date to evidence and secure the Loan.

NOW, THEREFORE, in consideration of the execution and simultaneous delivery of the Loan Documents and of the mutual and separate agreements, conditions, covenants and warranties of the parties hereto, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions

.  As used in this Loan Agreement, the following terms shall have the following meanings:

Affiliate:
With regard to any Person, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, including a subsidiary, if applicable.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract, or otherwise.

Collateral:	The collateral described in the Security Agreement.

Default; Event of Default:
An “Event of Default” shall mean any of the events of default described herein (“Events of Default”), provided that any required notice has been given and any required grace period has expired.  A “Default” shall mean any such events or circumstances, whether or not such notice has been given or such grace period has expired.

Default Rate	That standard rate of interest payable under each Note plus three percent (3.0%), provided that no interest shall be charged or collected in excess of that permitted by law.

Eligible Accounts
All "accounts" as such term is defined in the UCC, now owned or hereafter acquired by Borrower, and, in any event, shall include, without limitation, any right of the Borrower to payment of a monetary obligation, whether or not billed or earned by performance, for inventory that has been or is to be sold, rented, leased, licensed, assigned or otherwise disposed of.  Eligible Accounts shall mean all Accounts that are (i) not for services to be rendered in the future; (ii) not a policy of insurance issued or to be issued, (iii) not a secondary obligation incurred or to be incurred; (iv) not credit or charge card or information contained on or for use with the card; (v) less than ninety (90) days after the date of invoice; (vi) not owing from an insolvent account debtor; (vii) generated in the ordinary course of business; (viii) subject to a first priority perfected security interest in the favor of Lender; (ix) not subject to offset or counterclaim or owed by any Affiliate of Borrower; (x) not intercompany or related company accounts receivable; and (xi) not determined to be ineligible by the Lender in its sole and absolute discretion.  In the event where more than 25% of invoices to any one customer become more than 90 days after the date of invoice, then all accounts receivable due from such customer shall be deemed ineligible.  Only foreign Accounts that are supported by a letter of credit or export credit insurance (all in form and substance satisfactory to Bank in its sole and absolute discretion) shall be deemed eligible.

Eligible Inventory
Inventory that are (i) subject to a perfected first priority security interest in favor of Bank; (ii) not work-in-progress, obsolete or consignment inventory; (iii) raw materials or finished goods; (iv) at a location owned by Borrower or at a leased location or third-party warehouse if the Bank has received satisfactory lien waivers and access rights; (v) located in the United States of America; (vi) of a type that may be sold by Bank without infringing on the intellectual property rights of others or require the Bank to pay additional royalties in connection with a sale; (vii) not determined to be ineligible by the Bank in its sole and absolute discretion; and (viii) net of reserve.

Facility A Maximum
Loan Amount:	Four Million and No/100 Dollars ($4,000,000.00).

Facility B Maximum
Loan Amount:	Two Million and No/100 Dollars ($2,000,000.00).

Facility C Maximum
Loan Amount:	Five Hundred Thirty-Six Thousand One Hundred Ninety-Two and 17/100 Dollars ($536,192.17).

Financing Statements	Those certain UCC-1 Financing Statements from Borrower to Bank encumbering the Collateral.

Interest Rate:	The rate of interest defined in the Note.

Loan:	Loan A, Loan B and Loan C, collectively, and advances made thereunder pursuant to this Loan Agreement.

Loan A:	The loan evidenced by Note A and the advances made thereunder.

Loan B:	The loan evidenced by Note B and the advances made thereunder.

Loan C:	The loan evidenced by Note C and the advances made thereunder.

Loan Documents:
This Loan Agreement, the Note, the Security Agreement, the Stock Pledge Agreements, any Rate Management Agreement and all other documents including, where applicable, any financing statements, subordination agreements, estoppel certificates, and agreements referred to or described in this Loan Agreement and all other instruments now or hereafter evidencing or securing the Loan, together with any existing and future modifications thereof.

Note A:
That certain Revolving Promissory Note of even date herewith in the face amount of Four Million and No/100 Dollars ($4,000,000.00) given by Borrower to Bank and any extensions, modifications, or renewals thereof.

Note B:
That certain Advisory Promissory Note of even date herewith in the face amount of Two Million and No/100 Dollars ($2,000,000.00) given by Borrower to Bank and any extensions, modifications, or renewals thereof.

Note C:
That certain Promissory Note of even date herewith in the face amount of Five Hundred Thirty-Six Thousand One Hundred Ninety-Two and 17/100 Dollars ($536,192.17) given by Borrower to Bank and any extensions, modifications, or renewals thereof.

Note:	Note A, Note B and Note C, collectively, and any extensions, modifications, or renewals thereof.

Person	Any individual, partner, partnership, firm, corporation, trust, unincorporated organization or other organization or entity, or a governmental body or any department or agency thereof.

Rate Management Agreement:	Any agreement, device or arrangement which evidences a Rate Management Transaction.

Rate Management Obligations:	Any and all obligations of Borrower to Bank or any Affiliate thereof arising under a Rate Mangement Transaction.

Rate Management Transaction:
(i) Any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and JPMorgan Chase Bank and/or its Affiliates which is a rate swap, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap, floor, collar, currency swap, cross-currency rate swap, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including an option with respect to any of these transactions), or (ii) any type of transaction that is similar to any transaction referred to in clause (i)  above that is currently, or in the future becomes, recurrently entered into in the financial markets and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, or any combination of the foregoing transactions.

Security Agreement:	That certain Master Security Agreement between Bank and Borrower dated as of even date herewith.

Stock Pledge Agreements:	Collectively, those certain Stock Pledge Agreements between Bank and each Borrower dated as of or about even date herewith.

Subordinated Debt:
Any indebtedness or debt of Borrower to any third person, the payment of which is subordinated to the payment of the obligations evidenced by the Note, in such manners as shall be satisfactory to the Bank, in its sole and absolute discretion.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

2.1. Representations and Warranties

.  The Borrower represents and warrants that:

(a) Title to the Collateral.  The Borrower is indefeasibly seized of marketable title to the Collateral and has full power and lawful right to convey and assign the same.  The Collateral is free and clear of all liens, encumbrances, and charges except as has otherwise been set forth in Borrower’s financial statements.  The foregoing is subject to interests held by Borrower’s various landlords in their capacity as landlords (the “Landlord Interests”), although Borrower shall obtain subordination of such Landlord Interests to Bank’s interests.

(b) Absence of Liens for Labor or Materials.  There are no unpaid bills for labor, materials, supplies or services furnished upon or in connection with the Collateral which could result in a lien superior to the Bank’s lien.

(c) Financial Statements.  The financial statements of the Borrower heretofore delivered to Bank are true and correct in all material respects and have been prepared in conformity with generally accepted accounting principles, consistently applied.  To Borrower’s knowledge, no materially adverse change in the financial condition of any such person has occurred since the date of each such financial statement and no material liabilities, including guaranties and other contingent liabilities, exist which are not shown on such financial statements.

(d) Absence of Pending Actions.  There are no suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower or the Collateral, or involving the validity or enforceability of the Loan Documents or involving any risk of a judgment or a liability which would have a materially adverse effect on the financial condition, business or properties of Borrower or the validity or priority of the lien of the Financing Statements, except as has otherwise been set forth in Borrower’s financial statements.

(e) Conflicting Agreements or Decrees.  The execution and delivery of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated thereby do not conflict with or result in the breach of any regulation, order, writ, injunction, judgment or decree of any court or governmental or municipal authority or in the breach of or default under any agreement or other instrument to which the Borrower is a party or by which they or their property are bound.

(f) Existence of Borrower.  Borrower is a corporation duly organized, validly existing and in good standing under the laws of its organization and is qualified to do business in Florida and the other states in which they conduct business, with full power and authority to consummate the transactions contemplated by this Agreement.  Borrower shall furnish to Bank evidence satisfactory to Bank and its counsel of each of the foregoing representations as well as a complete copy of the governing instruments of Borrower, evidence of qualification to do business, and sufficient evidence of authorization approving execution and delivery of the Loan Documents in form satisfactory to Bank.

(g) Information Provided to Bank.  All information provided to Bank in connection with the extension of credit contemplated hereby is true and correct in all respects.

ARTICLE III

BORROWER’S COVENANTS

The Borrower covenants and agrees with Bank as follows:

3.1. Further Assurances

.  To the end that the agreements of the Borrower set forth herein and in the Loan Documents shall be effectively and fully performed and the intent and purpose of this Loan Agreement fulfilled, Borrower agrees to execute all other and further instruments reasonably required by Bank from time to time in order to carry out the provisions of this Loan Agreement, or for the purpose of creating, perfecting, preserving and enforcing Bank’s security for the Loan.  Borrower hereby irrevocably appoints the Bank as its attorney-in-fact to take all such action after the occurrence of an Event of Default.

3.2. Payment of Fees, Taxes and Expenses

.  In addition to other costs and expenses herein agreed to be borne by Borrower, Borrower agrees to pay for documentary stamp taxes, intangible taxes and other recording, excise or similar taxes (and any penalties and interest for nonpayment thereof), recording and filing fees and taxes in connection with the execution, delivery or recording of the Loan Documents or making of the Loan or any advances, attorneys’ fees incurred by the Bank in an amount up to $15,000.00 in connection with preparation and examination of the Loan Documents, and the Loan closing, all costs and expenses of closing of the Loan, and all costs and expenses incurred by the Bank in connection with any modification of the Loan or the reasonable administration of the Loan and in the enforcement of Bank’s rights and remedies hereunder or under the other Loan Documents after Default, including reasonable attorneys’ fees, whether or not suit be brought and including fees and costs on appeal.  The Bank is irrevocably authorized to disburse such costs and expenses from the Loan proceeds.  The obligation of the Borrower hereunder shall survive termination of the Agreement.

3.3. Merger; Transfer of Collateral

.  Borrower shall not merge or consolidate with any person or entity (other than a merger of both Borrowers with each other) and will not, except in the Piezo Distribution and any other transfer in the ordinary course of business, convey, lease or otherwise dispose (including dispositions by merger or operation of law) of all or any part of Borrower’s interest in the Collateral or all or a substantial portion of its other assets (or agree to any such actions) without the prior written consent of the Bank, which shall not be unreasonably withheld, nor shall Borrower assign or transfer any rights under this Loan Agreement or any part of any advance to be made hereunder, except as provided herein.

3.4. No Change in Ownership

.  At all times during the term of this Agreement, there shall be no material change in ownership of Borrower, including without limitation, through conveyance, transfer, assignment or sale of any parties of the equity ownership of Borrower, without Bank’s prior written approval.  Notwithstanding the foregoing, M-Tron Industries, Inc., may distribute all the issued and outstanding shares of Piezo Technology, Inc. to its sole shareholder, The LGL Group, Inc., so that Piezo would become the wholly-owned, direct subsidiary of The LGL Group, Inc. (the “Piezo Distribution”)

3.5. No Waivers

.  Without the written consent of the Bank, Borrower shall not release, modify or waive any material rights that it may now have or hereafter obtain relating to the Collateral.

3.6. Adverse Liens

.  Other than Permitted Encumbrances and further agreements with Bank, Borrower shall not execute any security agreement covering any of the Collateral, nor file a financing statement relating thereto, and Borrower shall produce to the Bank upon demand the contracts, bills of sale, statements, vouchers or agreements or any of them, under which Borrower claims title to or interest in any part of the Collateral.  In addition, other than Permitted Encumbrances, Borrower shall not allow the encumbrance or the filing of any lien against that certain real property located at 2525 Shader Road, Orlando, Florida during the term of the Loan.

3.7. Place of Business

.  Without thirty (30) days prior written notice to Bank, Borrower will not change its sole place of business (or if it has more than one place of business, its chief executive office) from that address set forth herein for delivery of notices.

3.8. Notice of Default

.  Borrower will deliver immediate written notice to Bank of any: (i) default under any of the Loan Documents; (ii) default under any agreement to which Borrower is a party; (iii) any event which has caused or may cause representations, warranties or other information delivered to Bank by Borrower in connection with the Loan to be or become untrue; and (iv) any material adverse change in Borrower’s business or financial condition.

3.9. Compliance with Laws

.  Borrower will observe, confirm and comply in every material respect with all laws, decisions, judgments, rules, regulations and orders of all governmental authorities relative to the Collateral and the conduct of its business.

3.10. Payment of Indebtedness, Taxes, Etc

.  Borrower will: (i) pay all of its material obligations promptly and in accordance with normal terms; and (ii) pay and discharge or cause to be paid and discharged, promptly, all taxes, assessments and governmental charges or levies imposed upon Borrower or upon the Collateral, or upon any of Borrower’s other property, real, personal or mixed, or upon any part thereof, before the same shall become in default unless being contested in good faith.

3.11. Notices of Litigation or Regulatory Action

.  Borrower will deliver reasonably prompt written notice to the Bank of any of the following:

(a) Any claims or litigation against Borrower or the Collateral if such litigation or claim involves the possibility of liability which would otherwise have a material adverse impact on the condition, financial or otherwise, of the Borrower or the Collateral, which notice shall include a description of the claim or litigation and the basis therefor;

(b) Any material citation, order, decree, ruling or decision issued by, or any denial of any application or petition to, or any proceedings (or material change in the status of proceedings) before any governmental commission, bureau or other administrative agency or public regulatory body against or affecting Borrower or the Collateral if such event might have a material adverse effect on the condition, financial or otherwise, of the Borrower or the Collateral;

(c) The lapse or other termination or suspension of any of Borrower’s material licenses, patents, trademarks or permits;

(d) Any lapse, suspension or other termination or any modification of any certification, license, consent or other authorization of any governmental commission, bureau or other administrative agency or public regulatory body, or any refusal of any thereof to grant any application therefor, in connection with the operation of the Borrower’s business if such event might have a material adverse effect on the condition, financial or otherwise, of the Borrower or the Collateral.

3.12. Books and Records

.  Borrower shall keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles, consistently applied, reflecting all financial transactions of Borrower.  Bank shall have access to such books and records from time to time, upon reasonable notice to Borrower.

3.13. Financial and Management Covenant

.  Generally Accepted Accounting Principals as provided in the United States of America shall apply to any financial covenant calculated hereunder and all financial covenants are calculated on a consolidated basis. The following covenants shall be observed by Borrower while the Loan is outstanding:

(a) Financial Statement.  Borrower shall furnish to Bank:

(i) Within one hundred twenty (120) days after the end of each fiscal year, Borrower’s annual Form 10-K report filed or to be filed with the U.S. Securities and Exchange Commission.

(ii) Company-prepared quarterly financial statements for Borrower within forty-five (45) days after the end of each fiscal quarter for every quarter other than the last quarter of each fiscal year and sixty (60) days after the end of each fiscal year.

(iii) Monthly borrowing base certificate from Borrower as certified by an officer thereof within thirty (30) days after the end of each month.

(iv) Monthly accounts receivable aging report, accounts payable aging report and inventory report from Borrower as certified by an officer thereof within thirty (30) days after the end of each month.

(v) Annual projections for Borrower within forty-five (45) days after the end of each fiscal year.

(vi) Backlog report for Borrower concurrently with the delivery of the financial statements pursuant to clauses (i) and (ii) above.

(vii) Quarterly Covenant Compliance Certificate concurrently with the delivery of the financial statements pursuant to clause (ii) above from an authorized officer of Borrower stating that Borrower is in full compliance of all covenants set forth in this Agreement.

(viii) All such financial information must be provided in a form acceptable to Bank which must be certified in favor of Bank if so requested.

(b) Debt Service Coverage Ratio. At the end of every fiscal year of Borrower during the term of the Loan, the Borrower’s Debt Service Coverage Ratio shall be greater than or equal to 1.25x, tested annually.  For purposes of the foregoing, "debt service coverage ratio" shall be calculated as Borrower’s net income plus interest expense plus tax expense plus depreciation expense plus amortization expense minus Distributions minus Replacement Capital Expenditures minus cash taxes paid, all as computed for the twelve month period then ending, to (ii) interest expense plus scheduled principal payments on debt that is not Subordinated Debt plus scheduled capital lease payments plus principal payments made on Subordinated Debt, all computed for the same such period.

“Distributions” means all dividends and other distributions made by Borrower to its shareholders, partners, owners, or members as the case may be, other than salary, bonuses, and other compensation for services expended in the current accounting period.

“Replacement Capital Expenditures” means fifty percent (50%) of depreciation expense.

(c) Minimum Tangible Net Worth.  Upon the end of every fiscal quarter of Borrower during the term of the Loan, the Borrower’s Minimum Tangible Net Worth shall not be less than the sum of (i) $7,500,000.00 and (ii) fifty percent (50%) of the net income earned by Borrower for the preceding six month period at June 30, 2011.  The Minimum Tangible Net Worth level shall continue to increase by fifty percent (50%) of the net income earned by Borrower for the preceding six months at December 31st and June 30th of each year.  For the purposes of the foregoing, "Minimum Tangible Net Worth " shall mean total assets less the sum of Intangible Assets and total liabilities.

"Intangible Assets" shall mean the aggregate amount of: (1) all assets classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of costs over book value of assets acquired, and bond discount and underwriting expenses [and] (2) loans or advances to, investments in, or receivables from (i) Affiliates, officers, directors, employees or shareholders of the Borrower or (ii) any person or entity if such loan, advance, investment or receivable is outside the Borrower’s normal course of business and (3) security deposits.

(d) Net Income.  Borrower shall not permit its net income to be less than (i) $1,000,000.00 for the fiscal year-to-date period ending June 30, 2011; (ii) $1,500,000.00 for the fiscal year-to-date period ending September 30, 2011; (iii) $2,000,000.00 for the fiscal year-to-date period ending December 31, 2011 and thereafter, provided that the Borrower not exhibit two consecutive quarterly losses.  Thereafter, the covenant shall be calculated on a trailing twelve month period.  The covenant shall be tested quarterly.

(e) Loans from Shareholders or Related Entities.  In addition, all outstanding loans from Borrower’s shareholders or any of its related entities shall be subordinated to Bank on either a “no payment” or “priority of payment” basis.  Notwithstanding the foregoing, the payment of any intercompany loan shall be permitted provided that such payment does not cause a breach of any financial covenant set forth herein and that no default has occurred or would occur hereunder.

(f) Guaranties.  Borrower shall not guarantee or otherwise in any way become or be responsible for obligations of any other person (other than guaranties of Borrower’s debt permitted hereunder), whether by agreement to purchase the indebtedness of any other person, or agreement for the furnishing of funds to any other person through the purchase of goods, supplies or services (or by way of stock purchase, contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other person, or otherwise, or the endorsement of negotiable instruments in the ordinary course of business for collection, without Bank’s prior written consent.

(g) Additional Debt.  Borrower shall not incur any additional indebtedness, except to Bank and except loans between Borrowers and general trade debt, that exceeds the aggregate amount of $100,000.00 without the Bank’s prior written consent.

(h) Banking Relationship. Borrower shall establish and maintain its primary banking depository and disbursement relationship with Bank.

(i) Disposition of Assets.  Borrower shall not, other than in the ordinary course of the Borrower’s business, sell, lease, transfer or otherwise dispose of any substantial part of the Borrower’s properties and assets.

(j) Sale or Encumbrance of Receivables.  Borrower shall not sell, assign, discount, pledge or otherwise encumber any of the Borrower’s accounts receivable or any promissory note held by it, with or without recourse.

(k) Liens.  Borrower will not incur, create, assume or permit to exist any lien upon any of the Borrower’s properties or assets of any character, whether now owned or hereafter acquired, other than the following (the “Permitted Encumbrances”):

(i) Liens in favor of the Bank;

(ii) Existing liens identified in the Borrower’s application for the Loan;

(iii) Liens for taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate proceedings;

(iv) Deposits under workmen’s compensation, unemployment insurance, social security laws or similar legislation;

(v) Liens created by or existing from any litigation, legal proceeding or Judgment which does not constitute an Event of Default or which is currently being contested in good faith by appropriate proceedings, provided that execution thereon is effectively stayed, and pledges or deposits to secure, or in lieu of, any surety, stay or appeal bond with respect to any such litigation, legal proceeding or judgment;

(vi) Purchase money security interests and capital leases;

(vii) Landlord, materialmen’s, mechanic’s, warehousemen’s, and other similar Interests; and

(viii) Easements, rights-of-way and other similar encumbrances on real estate.

(l) Insurance.  Borrower shall maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be satisfactory to the Bank, covering its property and business, including without limitation the Collateral, against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to the Bank, upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request. With regards to the tangible Collateral, such insurance policies may not be cancellable without at least thirty days’ prior notice to the Bank and contain a “New York Standard” or equivalent loss payee provision in favor of the Bank, and at the Bank’s request will deliver each such policy or a certificate of insurance therefore to the Bank.

(m) Treasury Stock.  Borrower shall not purchase any treasury stock without Bank's prior written consent, which shall not be unreasonably withheld.

(n) Government Regulation.  Borrower shall not (1) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

3.14. Co-Borrowers.  The Parties hereto acknowledge and agree that a request for an advance under any Loan by either Borrower shall be deemed valid and binding upon the other Borrower as though such other Borrower had requested same.  Any defenses or objections based upon which Borrower requested such advance is hereby waived.

3.15. Taxes.  Borrower shall pay all taxes, assessments and other charges of every nature which may be levied or assessed against the Collateral and will make all required federal, state and local withholding payments with respect to wages paid to employees of Borrower and its subsidiaries.

3.16. Labor Laws.  Borrower shall comply with all minimum wage, wage and hour and other labor and employment laws and regulations and collective bargaining agreements applicable to Borrower and its subsidiaries.

ARTICLE IV

ADVANCES

4.1. Advances/Borrowing Base for Loan A.  Upon the execution hereof and until the earlier of the Maturity Date or termination of this Agreement as provided herein, Borrower shall obtain and Bank shall make, pursuant to the terms and conditions set forth in this Agreement and in the Loan Documents, obtain Advances under the Note A by submitting directly to the Bank an Advance Request duly executed.  Borrower shall abide by the terms and procedures established by Bank.  Proceeds of Loan A shall be used solely for Borrower's working capital needs.  All Advances shall be limited as provided in the borrowing base and shall not exceed the Facility A Maximum Loan Amount.  The borrowing base shall be calculated monthly and shall comply with the following requirements:  The total amount available to be borrowed under Note A and this Loan Agreement shall not exceed eighty percent (80%) of Eligible Accounts from domestic account debtors plus fifty percent (50%) of Eligible Accounts from foreign account debtors plus fifty percent (50%) of Eligible Inventory.  Notwithstanding the foregoing, at no time in the calculation of the borrowing base shall fifty percent (50%) of Eligible Accounts from foreign account debtors exceed $350,000.00 and fifty percent (50%) of Eligible Inventory exceed $2,000,000.00.  If either calculation exceeds such stated maximum, then only such stated maximum shall be utilized for the calculation of the borrowing base.

4.2.  Non-Usage Fee for Loan A.  Borrower shall pay to Bank a non-usage fee (the “Non-Usage Fee”) calculated on the average daily unused portion under Loan A at a rate of 0.30% per annum, payable in arrears no later than fifteen (15) days after the end of each fiscal quarter for which the fee is owing.

4.3. Advances for Loan B.  Advances under Loan B shall be used solely for tangible capital expenditures and, in Bank’s sole and absolute discretion, business acquisitions.  Bank hereby agrees to lend to Borrower, and Borrower hereby agrees to borrow from Bank, up to the Facility B Maximum Loan Amount upon the terms, conditions, restrictions, and limitations set forth in this Agreement, provided that all advances under Loan B shall not at any one time exceed the Facility B Maximum Loan Amount.  Advances may be made only during the twelve (12) month interest only period of Note B, as may be renewed from time to time.

4.4. Facility Fee.  A Facility Fee shall be due and payable upon the date hereof for Loan B and Loan C.  The Facility Fee for Loan B shall be 0.30% of the Facility B Maximum Loan Amount and the Facility Fee for Loan C shall be 0.30% of the Facility C Maximum Loan Amount.

4.5. Cross-Defaulted/Cross-Collateralized.  Any advances under any Note shall be cross defaulted such that any event of default under any Note shall, at Bank’s option, constitute a simultaneous default under any other Note.  In addition, each Note shall be cross defaulted with any debt or obligation between Borrower or any Affiliate of Borrower (a “Related Obligation”) and Bank so that any default under any such Related Obligation shall be a deemed a default under the Note.  All advances under the Note shall be Cross-Collateralized with each other and with each Related Obligation.

ARTICLE V

DEFAULTS

5.1. Events of Default

.  The following shall constitute Events of Default and such Event of Default shall continue to be deemed an Event of Default until waived in writing by Bank:

(a) Borrower fails to pay, as and when due (after the expiration of any applicable cure or grace period), any amount due under the Note or fails to make any payment to Bank due hereunder or under any other Loan Document;

(b) Borrower neglects or refuses to perform any of Borrower’s other covenants, warranties, promises or agreements hereunder other than the payment of money and other than defaults specified in this Agreement or Borrower or other party (other than Bank) breaches any promise, covenant, warranty or agreement made in any other Loan Document, and such default continues after the expiration of any applicable cure or grace period provided therein;

(c) Any representation or warranty herein or in any Loan Document or made in connection herewith, or any statement or certificate furnished hereunder by Borrower shall not be true in all material respects as of the date made;

(d) Borrower causes or permits conditions that would result in a material adverse change in Borrower and its abilities to comply with the terms and conditions set forth in the Loan Documents;

(e) Borrower becomes insolvent, or there is commenced a voluntary or involuntary proceeding under the federal bankruptcy laws or any other insolvency or similar law by or against Borrower, or Borrower becomes subject to the appointment of or a taking of possession by a receiver, trustee, custodian (or similar official) of any substantial part of their property and such appointment is not rescinded within 60 days;

(f) An assignment for the benefit of creditors is made by Borrower or Borrower fails to pay any material amount due to Bank or fail generally to pay their debts as such debts become due;

(g) The Collateral becomes subject to any lien or encumbrance other than Landlord Interests or Permitted Encumbrances or the making of any levy, judicial seizure or attachment thereof or thereon;

(h) There exists a default under any encumbrance of any of the Collateral or any other collateral for the Loan;

(i) Any Loan Document is invalid or unenforceable in any material respect; Borrower terminates, repudiates or challenges the validity or enforceability of any Loan Document; or the Financing Statements do not constitute a first priority, perfected lien on the property encumbered thereby except for Permitted Encumbrances;

(j) The occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to any Rate Management Transactions;

(k) Borrower shall default in any material respect on any obligation now or hereafter owed to Bank;

(l) Borrower shall default in any material respect to any promissory note or other promise to pay now or hereafter owed to any other person in excess of $100,000.00;

(m) The failure of the Directors of any Corporation under any Stock Pledge Agreements for whom Borrower has voted at any election thereof, to manage the affairs of said entity in a prudent manner; or

(n) The material impairment of the financial status of any Corporation which is the subject of any Stock Pledge Agreements or the value of the Shares pledged therewith.

The Events of Default described above are in addition to and not in limitation of any other event of default in the Security Agreement or any other Loan Document, which shall be Events of Default hereunder.

5.2. Remedies of Bank

.  Upon the occurrence of an Event of Default, the Bank may, without notice and without prejudice to any other right or remedy Bank may have as a matter of law:

(a) At its option, declare all sums evidenced by the Note and secured by the Security Agreement, and all sums due hereunder and under any other Loan Documents, to be immediately due and payable, and unless same are paid on demand, may resort to any and all remedies provided in any Loan Document or by law and in equity; and

(b) At its option, enter into or take possession of the Collateral and take all appropriate steps to secure, protect and operate the Collateral.  Effective upon the occurrence of an Event of Default, Borrower hereby constitutes and appoints Bank and any receiver of the Collateral its true and lawful attorney-in-fact with full power of substitution in the premises, to do any and every act which Borrower could be required by Bank to do in its own behalf.  Bank, as attorney-in-fact, shall also have power to prosecute and defend all actions or proceedings in connection with the security of any other respect relating to the Collateral and to take such action and require such performance as it deems necessary under bonds, guaranties or other assurances of completion.  Bank may, without liability to Borrower bring suit on, compromise or release any bonds or agreements relating to the Collateral and may terminate or modify any agreements relating to the Collateral.  Borrower hereby assigns and transfers to Bank all sums unadvanced under either Note or hereunder and all other sums held by Bank for application against the obligations owed to Bank.  In the absence of gross negligence or willful misconduct, Bank shall not be liable for any action or failure to act with respect to the Collateral and no action or failure to act by the Bank after Default shall discharge or otherwise affect the obligations of Borrower.

Bank is under no obligation to invoke any remedy provided herein, and Bank may avail itself of any one or more or all of the remedies described above and any or all other remedies available to it at law or in equity, under any Loan Document or hereunder, and all such remedies shall be cumulative and none shall be deemed exclusive of any other.  In addition, Borrower hereby assigns, transfers and sets over to Bank, as further security for the Note, all of Borrower’s right, title and interest in and to any deposits, and other rights, contracts and general intangibles relating to the Collateral or the operation of Borrower’s business.  Borrower does hereby constitute Bank its attorney-in-fact, with full power of substitution, to act in Borrower’s name to execute assignments and contracts and to realize upon any of Borrower’s right, title and interest therein and to negotiate, receive and receipt for all goods, funds or credits which may be owing to Borrower, and to such end to initiate legal action and prosecute or compromise all claims relating thereto.

5.3. Security Interest

.  The Loan shall be secured by a blanket, first-priority security interest in all of the Collateral.  The Loan shall be cross-defaulted and cross-collateralized with any other obligation outstanding from Bank or an Affiliate of Bank to Borrower.  Borrower hereby grants to Bank, as additional collateral, a security interest in all funds, money, deposit accounts, securities and other assets of Borrower now or hereafter in the possession or control of Bank or its agents or correspondents for whatever reason or purpose, including items in transit, and agrees that (a) during the existence of an Event of Default, Bank may refuse to release such assets and (b) upon the occurrence of an Event of Default, Bank may exercise all remedies that it may have with respect to such assets, including applying such assets to satisfy the obligations of Borrower.

5.4. Default Rate

.  Any amounts not paid when due by Borrower to Bank shall bear interest from the date due until paid at the Default Rate.  In addition, upon any default under the Loan Documents, the Interest Rate shall increase to the Default Rate.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1. Notices

.  For the purpose of any notice or demand hereunder, the address of Borrower and the Bank are as stated in the preamble of this Agreement or as otherwise designated in writing by one party to the other.  Notice or demand, if required to be given hereunder, shall be deemed to be given and made when delivered by hand or when deposited in the United States Mail, registered or certified, postage prepaid, addressed to Borrower or Bank, as the case may be, at the address stated above, with return receipt requested.

6.2. No Usury

.  In no event shall interest, including any charge or fee deemed to be interest, accrue or be payable hereon or on account of the indebtedness arising under this Agreement, the Note or any Loan Document, in excess of the highest contract rate allowed by law for the time such indebtedness shall be outstanding and unpaid.  If by reason of the acceleration of maturity of such indebtedness, or for any other reason, interest in excess of the highest rate allowed by law shall be charged or paid, any such excess shall be refunded to the Borrower or other payor together with interest thereon at the highest rate permitted by law at the time of such overcharge.  Borrower agrees to accept such reimbursement or principal reduction in lieu of any other remedies it may have under law.

6.3. Severability

.  If any of Borrower’s covenants, promises and agreements in this Agreement should be held to be unenforceable for any reason, all other covenants, promises and agreements of the Borrower shall remain in full force and effect.  No waiver, at any time, of the provisions or conditions of this Agreement or any other Loan Documents shall be construed as a waiver of any of the other provisions or conditions, nor shall a waiver of any such provision or condition be construed to confer a right to subsequent waiver of the same provision or condition.

6.4. Powers Irrevocable

.  All powers-of-attorney provided in this Agreement or any of the Loan Documents are acknowledged to be coupled with an interest and therefore irrevocable.

6.5. Benefit

.  This Agreement shall benefit and bind the parties hereto and their heirs, personal representatives, successors and assigns, except as otherwise specified herein.  Nothing herein shall be deemed to permit assignment of Borrower’s rights hereunder to any person and such assignment is prohibited.  No person (specifically including any contractors, subcontractors and material suppliers) other than the parties hereto and their successors and assigns shall be deemed to be beneficiaries of any of the provisions contained in this Agreement.  This Agreement and the assignments herein shall inure to the benefit of Bank, its successors and assigns, any receiver in possession of the Collateral, and any corporation formed by or on behalf of Bank which assumes Bank’s rights and obligations under this Agreement.

6.6. Security Agreement

.  This Agreement shall be deemed to be a security agreement with respect to all tangible and intangible personal property assigned or encumbered herein and Bank shall have all rights of a secured party provided by the Uniform Commercial Code as in effect in Florida.

6.7. No Waiver

.  No acquiescence by Bank in any Default or noncompliance nor any disbursements by Bank with knowledge of any Default, failure of condition or noncompliance shall be deemed a waiver of such Default or any present or future condition or be deemed to permit any present or future event of noncompliance.

6.8. No Right of Reliance

.  All covenants of Borrower herein and all conditions to disbursement and Events of Default are placed herein for the sole benefit of Bank.  Bank may waive, refrain from enforcing or grant indulgences with respect to any covenant, condition or term hereof without the consent of any other person and no other person shall be entitled to require or rely upon the strict enforcement of Bank’s right thereunder.

6.9. Amendments

.  No amendment to or modification of this Agreement or any other Loan Documents and no waiver of any rights of Bank hereunder or thereunder shall be effective unless in a writing signed by the party sought to be bound.

6.10. Venue and Jurisdiction

.  Any suit, action or proceeding may be brought against Borrower hereunder and under the Note and other Loan Documents in the courts of Orange County, State of Florida or in the U.S. District Court for the Middle District of Florida as the Bank (in its sole discretion) may elect, and Borrower hereby accepts the nonexclusive jurisdiction of those courts for the purpose of any suit, action, or proceeding.  In addition, Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection which Borrower may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Note or any other Loan Document or any judgment entered by any court in respect of any part thereof brought in the State of Florida, and hereby further irrevocably waives any claim that any suit, action or proceeding brought in the State of Florida has been brought in an inconvenient forum.

6.11. Consent

.  If any Loan Document requires or permits the approval or consent of Bank, such approval or consent may be given or withheld in the sole and absolute discretion of the Bank.

6.12. Governing Law

.  This Agreement shall be governed by and enforced in accordance with the laws of the State of Florida.

6.13. Time of the Essence

.  The time provided for Borrower’s performance of its covenants and agreements hereunder are of the essence of this Agreement.

6.14. Superseding Agreement

.  This Agreement shall remain in effect until all obligations of the Borrower have been paid and performed in full, the Bank has no further obligation to the Borrower, and this Agreement shall have been formally terminated in writing.

6.15. USA PATRIOT ACT NOTIFICATION.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, or other extension of credit, or other financial services product.  What this means for Borrower:  When Borrower opens an account, if Borrower is an individual, Bank will ask for borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual, Bank will ask for information that will allow Bank to identify Borrower.  Bank may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

6.16. Waiver of Jury Trial

.  BY THE EXECUTION HEREOF, BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY AGREES, THAT:

NEITHER BORROWER NOR ANY ASSIGNEE, SUCCESSOR, HEIR, OR LEGAL REPRESENTATIVE OF ANY OF THE SAME SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE ARISING FROM OR BASED UPON THE NOTE, THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS EVIDENCING, SECURING, OR RELATING TO THE OBLIGATIONS WHICH ARE EVIDENCED HEREBY, OR TO THE DEALINGS OR RELATIONSHIP BETWEEN BORROWER AND BANK;

NEITHER THE BORROWER OR BANK WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN OR CANNOT BE WAIVED;

THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS;

NEITHER BORROWER NOR THE BANK HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES; AND

THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK TO ENTER INTO THIS TRANSACTION.

[SIGNATURES ON FOLLOWING PAGE]

ARTICLE VII                                EXECUTED THE DAY AND YEAR FIRST ABOVE WRITTEN.

     “BORROWER”

M-TRON INDUSTRIES, INC., a Delaware corporation

By: /s/ R. LaDuane Clifton
Name: R. LaDuane Clifton
Title: Chief Accounting Officer

(CORPORATE SEAL)

PIEZO TECHNOLOGY, INC., a Florida corporation

By: /s/ R. LaDuane Clifton
Name: R. LaDuane Clifton
Title: Chief Accounting Officer

(CORPORATE SEAL)

 “BANK”

  J.P. MORGAN CHASE BANK, N.A.

 By:/s/ Frank Cover, Jr.
 Name: Frank Cover Jr.
 Title: Vice President